Exhibit 99.2

GLOBAL BRASS AND COPPER HOLDINGS, INC. ANNOUNCES ANNUAL MEETING DATE

SCHAUMBURG, IL., February 24, 2014 Global Brass and Copper Holdings, Inc. (NYSE: BRSS) (“GBC” or the “Company”) today announced that its Board of Directors has established March 28, 2014, as the record date for determining stockholders entitled to vote at the 2014 Annual Meeting of Stockholders. The annual meeting will be held at the Renaissance Schaumburg Convention Center Hotel, 1551 N. Thoreau Dr., Schaumburg, IL 60173, on May 22, 2014, at 10:00 a.m. Central Time.

About Global Brass and Copper

Global Brass and Copper Holdings, Inc. through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, distributor and processor of specialized copper and brass products in North America. We engage in metal melting and casting, rolling, drawing, extruding and stamping to fabricate finished and semi-finished alloy products from processed scrap, copper cathode and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified end markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer end markets.

CONTACT:	Robert Micchelli Global Brass and Copper Holdings, Inc. Chief Financial Officer (847) 240-4700

Ryan Lown FTI Consulting (312) 553-6756